Exhibit 12.1

                      Statement re Computation of Ratios

                                            1995

           EARNINGS

           Net Loss                       $(65,960)

           Taxes                             5,795

           Interest expense and
            amortization of debt-
            related expenses                 5,816

                                          $(54,349)

           FIXED
           CHARGES

           Interest expense                  5,795

           Amortization of debt-
            related expenses                   437

                                             5,816
           Earnings deficiency            $(60,165)

          For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of (i) earnings before income taxes and (ii) fixed charges. Fixed charges consist of interest on all indebtedness and amortization of debt-related expenses. At December 31, 1995, the Company had paid no dividends on any Preferred Stock. At December 31, 1995, fixed charges exceeded earnings by $60,165, which includes the effect of amortization and merger-related costs. Excluding the effect of amortization and merger-related costs, the ratio of earnings to fixed charges at December 31, 1995 would have been 8.39X. Fixed charges prior to 1995 were deemed immaterial by the Company.